Exhibit 99.1

NEWS RELEASE - for immediate release

Alexza Amends Autoliv Agreement for Heat Packages Used in ADASUVE®

Mountain View, California - December 16, 2014 - Alexza Pharmaceuticals, Inc. (Nasdaq: ALXA) today announced that it amended its commercial Manufacturing and Supply Agreement (“Supply Agreement”) with Autoliv ASP Inc., the North American subsidiary of Sweden-based Autoliv Inc. Autoliv manufactures chemical heat packages, a key component of Alexza’s single-dose Staccato® system, including Alexza’s commercial product ADASUVE (Staccato loxapine).

The amendment to the Supply Agreement between Alexza and Autoliv, signed on December 11, 2014, updates certain terms of prior agreements between the companies. The Amendment states that the letter of termination received by Alexza in October 2013 is null, and that the parties are extending the agreement through 2018. In addition, Alexza has the right to engage a second source supplier and implement a manufacturing line transfer from Autoliv to manufacture and supply the chemical heat packages to Alexza or its licensees.

“The amended agreement extends our ongoing partnership with Autoliv, providing us with continued supply of this key component, while enabling Alexza the flexibility to engage another supplier as an alternate source of supply for heat packages,” said Robert A. Lippe, Executive Vice President, Operations and Chief Operations Officer of Alexza. “We appreciate and value Autoliv’s operational excellence, cost efficiency, and technological capabilities in manufacturing and scaled production. We look forward to continuing to work with Autoliv as it supplies heat packages in support of the expanding global launch of ADASUVE.”

Autoliv Agreement and Amendments

In November 2007, Alexza entered into a Manufacturing and Supply Agreement with Autoliv, relating to the commercial supply of chemical heat packages that can be incorporated into Alexza’s Staccato single-dose device.

In June 2010 and February 2011, Alexza amended certain of the terms of its Manufacturing and Supply Agreement with Autoliv. Subject to certain exceptions, Autoliv agreed to manufacture, assemble, and test the chemical heat packages solely for Alexza in conformance with Alexza’s specifications. In October 2013, Autoliv notified Alexza of its intent to terminate the Manufacturing and Supply Agreement, effective October 2016. Under the terms of the new amendment to the Manufacturing and Supply Agreement, Alexza and Autoliv agreed that, subject to certain provisions, Autoliv will continue to provide heat packages, a key component of ADASUVE, to Alexza to support the product uptake in new and already launched markets.

About Staccato®

Staccato technology is a novel form of inhaled drug delivery that is uniquely suited for conditions requiring speed of therapeutic effect, reliable dosing, and ease of use. Staccato system single-dose device houses a heat package comprising a stainless steel substrate, which is coated with excipient-free drug – the system requires no excipients or pharmaceutical stabilizers. With a single breath by the patient, the system rapidly actuates to form a drug aerosol of consistent sized particles between one and three microns. At this size, the particles are rapidly absorbed in the deep lung, ensuring rapid uptake in the bloodstream and rapid onset of pharmacological effect.

About Alexza Pharmaceuticals, Inc.

Alexza Pharmaceuticals is focused on the research, development and commercialization of novel, proprietary products for the acute treatment of central nervous system conditions. Alexza’s products are based on the Staccato system, a hand-held inhaler designed to deliver a drug aerosol to the deep lung, providing rapid systemic delivery and therapeutic onset, in a simple, non-invasive manner.

ADASUVE is Alexza’s first commercial product, is based on the Staccato technology, and has been approved for sale by the U.S. Food and Drug Administration, the European Commission, and in several Latin American countries.

Teva Pharmaceuticals USA, Inc., a subsidiary of Teva Pharmaceutical Industries Ltd., is Alexza’s commercial partner for ADASUVE in the U.S. Grupo Ferrer Internacional, S.A. (Ferrer) is Alexza’s commercial partner for ADASUVE in Europe, Latin America and the Commonwealth of Independent States countries. For more information, visit www.alexza.com.

ADASUVE® and Staccato® are registered trademarks of Alexza Pharmaceuticals, Inc.

Safe Harbor Statement

This news release contains forward-looking statements that involve significant risks and uncertainties. Any statement describing the Company’s expectations or beliefs is a forward-looking statement, as defined in the Private Securities Litigation Reform Act of 1995, and should be considered an at-risk statement. Such statements are subject to certain risks and uncertainties, particularly those inherent in the process of developing, manufacturing, and commercializing drugs, including the ability of Alexza and its partners, Teva and Ferrer, to effectively and profitably commercialize ADASUVE, estimated product revenues and royalties associated with the sale of ADASUVE, the adequacy of the Company’s capital to support the Company’s operations, and the Company’s ability to raise additional funds and the potential terms of such potential financings. The Company’s forward-looking statements also involve assumptions that, if they prove incorrect, would cause its results to differ materially from those expressed or implied by such forward-looking statements. These and other risks concerning Alexza’s business are described in additional detail in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 and the Company’s other Periodic and Current Reports filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date, and the Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

CONTACT:	Ana Kapor
Senior Director, Investor Relations and Corporate Communications
650.944.7906
akapor@alexza.com